Exhibit 10.1

***SAMPLE***

STOCK PURCHASE AND OPTION AGREEMENT

$10,000	Date:

FOR VALUE RECEIVED, KENILWORTH SYSTEMS CORPORATION (“Kenilworth” or the “Company”), a New York Corporation with offices at 185 Willis Avenue, Mineola, New York 11501 and

Residing at                                                                                                                                   (the “Purchaser”), hereby acquires and the Company hereby sells one million two hundred fifty thousand (1,250,000) shares of Kenilworth restricted Common Stock, par value $0.01 per share, together with an Option to acquire an additional one million two hundred fifty thousand (1,250,000) restricted Common Shares at the exercise price of nine tenths and six one hundredths of a cent ($0.0096) in consideration of the payment of TEN THOUSAND DOLLARS ($10,000).

The Option Grant is for a period of two (2) years from the date hereof and may be exercised at any time during the Option period in groupings of not less than two hundred thousand (200,000) shares each, by notifying the Company and remitting payment for the shares.  The holding period for the Optioned Shares commences when the funds for the Shares are received.  The issuance and the delivery of the shares and the Option Shares may require up to three (3) weeks.

Kenilworth represents the restrictive legends on the stock certificates may be removed by an exemption available in SEC Regulation 144 B, after the Purchaser’s ownership of the shares for a minimum period of six (6) months.

Kenilworth Systems Corporation

Herbert Lindo, Chairman and CEO
Attesting to Mr. Lindo’s Signature Only:

Maureen Plovnick, Assistant to Mr. Lindo

In the event of exercising Optioned Shares, the Purchaser agrees to accept the shares for investment and consents to the endorsement on said shares of an appropriate restrictive legend.

Purchaser